Exhibit 10.14

VYRIX PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of Vyrix Pharmaceuticals, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:

Each Non-employee Director:	$10,000

Committee Annual Retainer:

Chairperson of Audit Committee:	$15,000
Chairperson of Compensation Committee and Nominating and Corporate Governance Committee:	$10,000
Each Non-chair Member of Audit Committee:	$10,000
Each Non-chair Member of Compensation Committee and Nominating and Corporate Governance Committee:	$5,000

Meeting Fees:

Each Meeting Attended In-person:	$1,500
Each Meeting Attended Telephonically:	$500

Equity Awards

Upon initial election to the Board: An initial, one-time equity grant (the “Initial Grant”) of options to purchase 150,000 shares of common stock (subject to adjustment based on stock splits, recapitalizations and the like), issued at the market price on the date of the grant to each new non-employee director, that vests annually over three years, provided, however, that all vesting ceases if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This initial equity grant applies only to non-employee directors who are first elected to the Board effective as of or subsequent to the Company’s initial public offering. Non-employee directors who are first elected as of the Company’s initial public offering will have their grants issued at the IPO price to the public.

Annual equity grants: On the date of each annual meeting of stockholders, each continuing non-employee member of the Board will receive an annual equity grant (the “Annual Grant”) of common equity options with an aggregate fair market value of $10,000, issued at the market price of the date of the grant that vests on the one year anniversary of the grant, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

All equity awards will vest in full upon a Sale Event (as defined in the Company’s stock option and grant plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Approved April 28, 2014, subject to effectiveness of the Company’s Registration Statement on Form S-1.